Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan, and 1999 Stock Incentive Plan of Blue Coat Systems, Inc. and the Permeo Technologies, Inc. 2001 Stock Option Plan of our reports dated July 11, 2005, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc., Blue Coat Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 14, 2006